Exhibit 14.2


                                    Standard
                                       Of
                                     Conduct










                              [PORTA SYSTEMS LOG0]
                               575 Underhill Blvd
                                Syosset, NY 11791

Contents                                                      Page

Compliance with the Law and Fair Competition                   1




Conflict of Interest                                           2




Foreign Corrupt Practices Act                                  3




Company Assets, Funds and Property                             4




Company Financial and Business Records                         4




Proprietary Information                                        5




Political Contributions                                        6




Conclusion                                                     6





Acknowledgment                                                 7

Conflict of Interest




Since each employee's primary obligation is to Porta Systems, any form outside activity, including employment or self-employment must be kept totally separate from his or her employment with Porta Systems. Employees should not solicit or accept salaries, fee commissions, rebates or any other type of compensation from agents, contractors, distributors, supplies, customers, consultants, or any other persons, firms or organizations doing business with Porta Systems. Gifts, transportation, loans, unusual hospitality or other non-monetary favors or gratuities from any agent or distributor (except for customary courtesies usually extended in the business of Porta System) should not be accepted or solicited.

Employees should avoid any outside business activity or any outside financial interest or investment which may adversely affect the independence and objectivity of their judgement or which may represent a conflict of interest or discredit Porta Systems. However, no conflict of interest or investment represents less than 1/4% (one quarter of one percent) of the stock of a company, which is publicly traded on an exchange or over the counter.

A conflict of interest included, but is not limited to, direct or indirect participation in a business enterprise having a business objective comparable with that of Porta Systems or in a supplier or a customer of Porta Systems. In this context, a supplier would be anyone who furnishes materials, equipment, suppliers or services of any kind to Porta Systems, including banking, insurance, advertising, construction, auditing, engineering, consulting, testing or legal services similar to any of those sold by Porta Systems. A customer would be anyone who purchases materials, equipment, supplies or services from Porta Systems.

A clear example of a conflict of interest would be the undisclosed receipt of a fee, commission or other type compensation from a supplier, competitor or customer of Porta Systems. Other examples include having an undisclosed interest in a transaction in which it is known that Porta Systems is, or may be, interested, or taking advantage of a corporate opportunity for the individual's personal profit. Employment of a member of any officer's or employee's family by a supplier, competitor or customer of Porta Systems or outside employment by an officer or employee of Porta Systems regardless of the employer's relationship to Porta Systems may, under certain circumstances, represents a conflict of interest. In the same regard, receiving an undisclosed loan from a supplier
(including a supplier of banking service), competitor or customer of Porta Systems by an officer, employee or a member of his family could also, under certain circumstances, result in a conflict of interest.

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Compliance with the Law and Fair Competition

It is the policy of Porta Systems to take all reasonable steps to insure that no employee engages in any activity on behalf of Porta Systems, which would violate the antitrust laws of the united States. We should conduct our business according to the highest ethical standards and nor engage in such activities as entering into agreements with competitors to fix prices in the Unites States or divide or allocate markets in the United States. We should compete on the merits of our products and services and not engage in any form of unfair competition. In short, all employees should avoid communications with competitors on polices and practices involving pricing, production, marketing inventories, product development, sales territories and goals, market studies or any proprietary or confidential information.


Further, regarding competitors, we should not engage in illegal acts or illegal espionage to acquire competitor's trade secrets, lists of customers, information about company facilities, technical development or operations. We are in business because of the quality of our products and services. As such, we should not give improper favors to customers or their representatives. Nor do we assist distributors, agents' consultants or others to do so.


The employees of Porta Systems should take all reasonable steps to insure that no distributor shall engage in any form of commercial bribery or provide any payoff, kickbacks, or other compensation of similar nature in order to secure or retain business or to obtain any other special concessions.


Commercial bribery commonly involves the grant, or agreement to grant any benefit to any employee, without the knowledge of the latter's employer, in the hope influencing his conduct with regard to the business of his employer. Examples of such conduct could involve paying money or giving without the knowledge of his employer, in the hope of having the employee influence his employer to purchase products of Porta Systems. Similarly, commercial bribery could involve the payment of a commission by a seller to an agent of a buyer, where the agent retains the payment for his use and benefit.


The boundary between ethical and unethical, legal and illegal conduct is not always self-defined. These guidelines are intended to help all employees make the right decision in potentially difficult situations.

Foreign Corrupt practices Act

This law makes it illegal to obtain or retain business through payments to influence foreign officials and governments, although is not limited to business operating abroad.


As a result, all employees should take all reasonable steps to insure that no distributor offers, promises, or makes any payment of money or of anything of value. Or to provide entertainment of more than normal value to any official or employee of the United States government. Or the government of any domestic or foreign jurisdiction for the purpose of influencing any official act or decision involving the exercise of discretion by the Porta Systems obtaining or retaining business directed to any other persons or entity.


No employee shall, on behalf of Porta Systems offer, promise, or make any payment of money or anything of value to any persons or entity if the officer, employee, agent or distributor knows or has any reason to suspect that any portion of the money or thing of value may be transferred to any government official or employee, political party or party official, or any candidate for political office for the purpose of influencing any official act or decision involving the exercise of discretion by a government official or employee which would result in Porta Systems obtaining or retaining business or having business directed to any other persons or entity. Penalties against Porta Systems and individual employees can result if the law is violated.


In actuality, the law requires that the books and records of Porta Systems fairly and accurately reflect transactions in reasonable detail, and that Porta System's internal accounting controls provide that all funds, assets, and disbursements of Porta Systems are properly recorded on the appropriate books and records. Specifically, (1) no secret or unrecorded fund of corporate monies or other assets of Porta Systems or its subsidiaries shall be established or maintained, (2) all payments and disbursements shall be recorded properly on the books and records of Porta Systems. (3) No false or fictitious entries shall be made in the books and records, or false or misleading reports issued pertaining to the operations of Porta Systems or its subsidiaries. (4) Access to assets shall be in accordance with management's authorization, (5) inventories of assets shall be taken periodically and appropriate action taken to correct discrepancies

Company Assets, Funds and Property

The assets of Porta Systems include corporate funds, but also equipment, physical facilities, production machines, typewriters and other similar items.

The appropriate use of corporate funds and assets is the responsibility of all employees. Corporate funds and assets must not be used for personal gain. Proper value should be received by Porta Systems upon any expenditure of Porta Systems' funds by any employee.

Employee responsible for accounting and record keeping must guard such records properly and insure that such records are currents, relevant and accurate.

Under no circumstances should there be any exceptions concerning these policies of handling corporate funds and assets.

As is true of Porta Systems' funds, Porta Systems' property should not be used for personal benefit. Porta Systems' property is an asset and its careful safeguarding is necessary for us to conduct our business according to the standards and ethics, which are set forth in this booklet. Theft and careless misuse lessens our profits and earnings. Property should not be disposed of in any fashion without following Porta Systems' instructions and only by approved authorization.

Personal use of the telephones should be held to a minimum and used only in the case of important messages and emergency situations.

Company Financial And Business records

Company records are maintained for purposes of enabling Porta Systems to meet its management, legal and financial obligations. The integrity of these records is critical to the operation of Porta Systems. Thus, no payment or receipt of payment on behalf of Porta Systems may be approved or made with the intention or understanding that any part of the payment or receipt of payment is to be used for a purpose other that that described in the documents supporting the transaction.

False or artificial entries must not be made in the books or records of Porta Systems for any reason, and no employee may engage in an arrangement that result with company procedures.

Record containing personal in formation on employees must be kept confidential. Such records should only be disclosed to authorize personnel in accordance with Company procedures.

Any infraction in these guidelines should be reported immediately to the Controller or Porta Systems or in lieu of that office, to any officer of Porta Systems.

Political Contributions

The Porta Systems' overall policy regarding political contributions requires that no employee shall make use of corporate funds for the support of political parties or candidates. Further, no employee on behalf of Porta Systems, should approve or make any contribution or expenditure or make available services or facilities in connection with the nomination or election, (including any caucus, or election, or primary) of any person, or any Unites States, state, local, foreign political office.

Accordingly, no pressure, direct or implied, should infringe on the right of any employee or to decide whether, to whom, and in what amount he or she will make a personal political contribution.





Conclusion:





This code of Business Conduct is the responsibility of all employees and should be affirmed by the employees in the full spirit of honest and lawful behavior.

The contents of this booklet are a part of the Porta Systems' policies and procedures. The integrity and good judgement of all employees must be conducive to a good business conduct. All employees alone are responsible for his or her actions must exercise the highest ethical standards.

Violations of any of the policies or principles contained in this booklet should be promptly reported to the appropriate officer. Any violation can result in disciplinary and legal action. No reprisal action should be initiated or encouraged against an employee or other person who in good faith reports a known or suspected violation.





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Standards of Conduct Acknowledgement

I have carefully read the booklet, "Standards of Conduct" and understand its provisions.

I fully realize the necessity of: protecting Porta Systems' reputation; engaging only in fair competition; avoiding conflicts of interest; safeguarding proprietary and classified information; properly handling Porta Systems' funds, property, records and accounts; protecting computer systems; and guarding against espionage and sabotage. I realize that factual reporting and accounting in all phases of Porta Systems' operation are required both by law and by Porta Systems; practices.

I also agree that during or after my employment I will not, except as required in the conduct of Porta Systems' business or when properly authorized in writing, publish, disclose, use or authorize anyone else to publish, disclose or use, any private, confidential, or proprietary information that may have in any way acquired, learned, developed, or created by reason of my employment.

Date:__________________________________________________________________


Signature: ____________________________________________________________


Print:: _______________________________________________________________


Title: ________________________________________________________________


Department: ___________________________________________________________


Acknowledgment: _______________________________________________________


Date: _________________________________________________________________


Authorized Signature: _________________________________________________


Title: ________________________________________________________________